EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1/A of our report dated April 15, 2026, with respect to the consolidated financial statements of Splash Beverage Group, Inc. and Subsidiaries appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2025 and 2024. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

August 20, 2026